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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


             August 14, 1997                        0-21845
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Date of Report (Date of earliest event reported)    Commission File Number



                     Wilshire Financial Services Group Inc.
             (Exact name of registrant as specified in its charter)


             Delaware                               93-1223879
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(State or other jurisdiction of incorporation)      (I.R.S. Employer
                                                    Identification Number)



                            1776 SW Madison Street
                            Portland, Oregon 97205
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             (Address of principle executive offices)  (Zip Code)

                                (503) 223-5600
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              Registrant's telephone number, including area code
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ITEM 5.   OTHER EVENTS.

     Effective July 31, 1997, the Company issued 27,500 shares of its Cumulative Redeemable Senior PIK Preferred Stock, par value $.01 per share (the "Preferred Stock"), to Wilshire Credit Corporation, an affiliate of the Company, in exchange for certain accounts payable of approximately $27.1 million and a cash payment of approximately $400,000.

     Dividends on the Preferred Stock are cumulative from the date of original issuance and are payable semiannually in arrears. Any dividend accruing in respect of the Preferred Stock shall be paid by issuing additional shares of Preferred Stock, and the issuance of such additional shares of Preferred Stock shall constitute full payment of the dividend. The Company may redeem the Preferred Stock, in whole or in part, at any time, at a redemption price per share equal to liquidation value of the Preferred Stock, plus all dividends accrued and unpaid on the Preferred Stock so redeemed up to the date fixed for redemption.

     In connection with the issuance and sale of Preferred Stock, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Cumulative Redeemable Senior PIK Preferred Stock (the "Certificate of Designations") which established the designations, powers, preferences and rights of the shares of such preferred stock, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Company's preferred stock). The Certificate of Designation provides that, with respect to dividend rights and rights upon liquidation, winding up and dissolution, the Preferred Stock shall rank senior to: (a) any other series of preferred stock, unless the holders of the Preferred Stock agree that such shares shall rank pari passu with or senior to the shares of Preferred Stock and (b) all other equity securities of the Company, including the Common Stock, par value $.01 per share. The liquidation value of shares of the Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, shall be $1,000 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the payment date.

     On August 15, 1997, the Company issued and sold $100,000,000 aggregate principal amount of the Company's 13% Series A Notes due 2004 (the "Notes"), which yielded aggregate proceeds (before expenses) to the Company of $96,500,000. The Notes will not be and have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The form of the Notes is attached hereto as Exhibit 4.1. The Notes were issued under an Indenture, dated as of August 15, 1997, between the Company and Bankers Trust Company, as trustee. The Indenture is attached hereto as Exhibit 4.2.

     On August 15, 1997, the Company entered into a Registration Rights Agreement, pursuant to which the Company agreed (i) to make a registered exchange offer pursuant to which the holders of the Notes would have the opportunity to exchange their
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Notes for a like principal amount of new notes that are identical in all material respects to the Notes and which may be offered and sold by the holders without restrictions under the Securities Exchange Act of 1933, or (ii) under certain circumstances to effect a shelf registration statement of the Notes that would include a prospectus under cover of which holders would be free to offer and sell their Notes from time to time. The Registration Rights Agreement is attached hereto as Exhibit 10.1.

ITEM 7    FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits:

          4.1 Indenture dated August 15, 1997 between Wilshire Financial Services Group Inc. and Bankers Trust Company, as trustee.

          4.2  Form of 13% Series A Notes due 2004 (set forth in sections 2.1,
      2.2 and 2.3 of the Indenture filed as Exhibit 4.1).

          10.1 Registration Rights Agreement dated August 15, 1997 between Wilshire Financial Services Group Inc. and Prudential Securities Incorporated.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                         WILSHIRE FINANCIAL SERVICES GROUP INC.


                         By:   /s/ Chris Tassos
                            -----------------------------------------------
                               Chris Tassos
                               Chief Financial Officer


Date:  August 25, 1997

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